Exhibit 10.1

Execution Copy

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of December 21, 2007, is by and between BAE Systems, Inc., a Delaware corporation (“Parent”), Rajesh K. Soin (the “Individual Stockholder”) and Rivas Enterprises Limited Partnership III (together with the Individual Stockholder, each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, Parent, Mira Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MTC Technologies, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for the merger of Merger Sub with and into the Company;

WHEREAS, each Stockholder owns the number of Shares set forth opposite such Stockholder’s name on Schedule A hereto (such Shares together with any other capital stock of the Company, including New Shares, acquired by each Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein, with respect to the applicable Shareholder, as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder jointly and severally hereby represents and warrants to Parent as of the date hereof as follows:

(a) Authority; Execution and Delivery; Enforceability. If such Stockholder is not a natural person, such stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and the execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary action on the part of such Stockholder, its governing body, members, shareholders and trustees, as applicable. Such Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is not a natural person, each of the persons executing this Agreement on behalf of such Stockholder has full power and authority to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder. If such Stockholder is married and the Subject Shares of such Stockholder constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. The execution, delivery and performance of this

Agreement by such Stockholder do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the Subject Shares under, (A) any provision of any written contract, permit, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, (each, a “Contract”) to which such Stockholder is a party or by which any Subject Shares are bound, (B) if such Stockholder is not a natural person, any trust or other organizational document of such Stockholder, or (C) subject to the filings and other matters referred to in the next sentence, any Order or any Law applicable to the Subject Shares. No consent, approval, order or authorization (collectively, “Consent”) of, or registration, declaration or filing with, any Governmental Entity or other Person (including with respect to natural persons, any spouse, and with respect to trusts, any co-trustee or beneficiary) is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than compliance with and filings under the HSR Act, if applicable.

(b) The Subject Shares. Such Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any Encumbrances. Except as set forth on Schedule A, such Stockholder does not: (i) own beneficially or of record, or have the right to acquire, any Shares or any shares of capital stock or other equity interests or voting securities of the Company, (ii) have any other interest in any Shares or any shares of capital stock or other equity interests or voting securities of the Company or (iii) have any voting rights with respect to any Shares or any shares of capital stock or other equity interests or voting securities of the Company. Such Stockholder has the sole right to vote the Subject Shares and has not given any proxies with respect to any of the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(c) Information. None of the information relating to such Stockholder provided by or on behalf of such Stockholder for including in the Proxy Statement or any filing required to be made with the SEC by the Company or Parent will, at the respective times such documents are filed with the SEC, are first published, sent or given to shareholders, at the time of any amendment or supplement of such documents and at the time of the Special Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each Stockholder, this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent under, the organizational documents of Parent, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or any Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than as contemplated by the Merger Agreement.

SECTION 3. Covenants of the Stockholders. Each Stockholder covenants and agrees as follows:

(a) (1) At any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of a majority of the outstanding Shares to adopt the Merger Agreement (the “Requisite Stockholder Vote”) or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or other Transactions is sought, such Stockholder shall vote (or cause to be voted or provide written consent with respect to) the Subject Shares in favor of granting the Requisite Stockholder Vote.

(2)	IRREVOCABLE PROXY. Each Stockholder hereby irrevocably grants to, and appoints, Parent, Sheila C. Cheston and Robert T. Murphy, or any of them, and any individual designated in writing by any of them, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 3. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a)(2) is given in connection with the execution of the Merger Agreement and is therefore coupled with an interest. Each Stockholder hereby further affirms that the irrevocable proxy may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with its terms.

(b) At any meeting of stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which each Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares against and withhold consent with respect to (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Company Takeover Proposal, and (iii) any other action, agreement or transaction that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement or that would impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the timely consummation the Merger. Each Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, each Stockholder shall not (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, or tender or otherwise create an Encumbrance on or dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares or any rights to acquire any securities or equity interests of the Company to any Person other than (I) pursuant to the Merger Agreement or (II) the Transfer by the Individual Stockholder to a non-profit family foundation controlled by the Individual Stockholder, subject to the conditions that such Individual Stockholder retains all voting rights over such Subject Shares after such Transfer and such foundation agrees to be bound by all obligations of a Stockholder hereunder as if named as a party hereto or (ii) grant any proxies or enter into any voting trust or other agreement or arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company and shall not commit or agree to take any of the foregoing actions. As used in this Agreement, the term “Transfer,” shall also include any pledge, hypothecation, encumbrance, assignment or other disposition of such security or the record or beneficial ownership thereof, the offer to make a sale, transfer or other disposition, and each agreement, arrangement or understanding whether or not in writing, to effect any of the foregoing.

(d) Each Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Merger. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(e) Each Stockholder hereby agrees that, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company of, or affecting, the Subject Shares, (ii) that such Stockholder purchases or otherwise acquires beneficial ownership of or an interest in any shares of capital stock of the Company after the execution of this Agreement (including by conversion) or (iii) that such Stockholder voluntarily acquires the right to vote or share in the voting of any shares of capital stock of the Company other than the Subject Shares (collectively, the “New Shares”), such Stockholder shall deliver promptly to Parent written notice of its acquisition of New Shares which notice shall state the number of New Shares so acquired. Each Stockholder agrees that any New Shares acquired or purchased by such Stockholder shall be subject to the terms of this

Agreement, including the representations and warranties set forth in Section 1, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement.

(f) Each Stockholder agrees that it will not, and will not authorize, permit or cause its Representatives and agents to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, or resolve, agree or propose to take any such action or (iii) provide any non-public information regarding the Company to any third party or engage in any negotiations or discussions in connection with, or otherwise cooperate in any way with, any Company Takeover Proposal. Each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal. Each Stockholder shall promptly (but in no case later than 24 hours after receipt) advise Parent, orally and in writing, of the receipt of any Company Takeover Proposal and of the price and other material terms and conditions of any such Company Takeover Proposal (including the identity of the Person making such Company Takeover Proposal) and of any changes or supplements thereto. The provisions of this Section 3(f) shall not limit, prohibit or restrict in any manner any Stockholder, or any director, officer, employee, investment banker, financial advisor or other representative or agent of any Stockholder, who is also a director, officer, employee, investment banker, financial advisor or other representative or agent of the Company or any of its Subsidiaries from taking actions permitted by the Merger Agreement in connection with performing his duties (including fiduciary duties) as a director, officer, employee, investment banker, financial advisor or other representative or agent of the Company.

(g) Such Stockholder shall not issue any press release or make any other public statement with respect to the Merger or the Transactions without the prior consent of Parent, except as may be required by applicable Law or court process after consultation with, and having provided an opportunity for review and comment on such press release or other public statement by Parent.

(h) Each Stockholder agrees that (i) all contracts or other agreements to which such Stockholder is a party that are listed in Section 3.21 of the Company Disclosure Letter shall terminate immediately prior to the Closing without the payment of any fees, expenses or other amounts thereunder, other than as disclosed in Section 5.1(b) of the Company Disclosure Letter, (ii) any contracts or other agreements to which such Stockholder is a party that would be required to be included in Section 3.21 of the Company Disclosure Letter but were not listed therein shall, at Parent’s option, terminate immediately prior to the Closing without the payment of any fees, expenses or other amounts thereunder and (iii) the Company shall not make any payments or commit or agree to make any payments under any contract or agreement described in (i) and (ii) between the date of this Agreement and the Closing, other than as disclosed in Section 5.1(b) of the Company Disclosure Letter.

SECTION 4. Additional Payments.

(a) If the Merger Agreement is terminated in circumstances under which Parent is or may become entitled to a payment under Section 8.2(b) of the Merger Agreement and either the Company or any of its Subsidiaries has entered into or enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated within 12 months of such termination, then subject to consummation of such Company Takeover Proposal (or another Company Takeover Proposal consummated in lieu of such Company Takeover Proposal), the Stockholders shall jointly and severally pay to Parent an amount in cash equal to 50% of the Excess Profit (as defined below), if any, of the Stockholders from such consummated Company Takeover Proposal. Any payment of Excess Profit under this Section 4(a) shall be paid within two Business Days after consummation of the applicable Company Takeover Proposal by wire transfer of same day funds to an account designated by Parent to the extent the Stockholder receives cash in an amount equal to or greater than the Excess Profit from the consummation of such Company Takeover Proposal. To the extent the Stockholder does not receive cash in an amount equal to or greater than the Excess Profit from the consummation of such Company Takeover Proposal, the Excess Profit paid under this Section 4(a) shall be paid within five Business Days after consummation of such Company Takeover Proposal by wire transfer of same day funds to an account designated by Parent or within two Business Days of the determination of Fair Market Value pursuant to Section 4(c) below, if later.

(b) For purposes of this Section 4, the “Excess Profit” of any Stockholder from any Company Takeover Proposal (including as a result of any amendment to the Merger Agreement) shall equal, if positive, the product of (i)(A) the aggregate consideration received by such Stockholder pursuant to such Company Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company or its Subsidiaries retained immediately following consummation of such Company Takeover Proposal) at its Fair Market Value (as defined below) on the date of such consummation, minus (B) $24.00, and (ii) the number of Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto plus the number of New Shares.

(c) For purposes of this Section 4, the Fair Market Value of any non-cash consideration consisting of:

(i) securities listed or quoted on a national or international securities exchange or quotation system shall be equal to the average closing price per share of such security as reported on such exchange for the five trading days prior to the date of determination; and

(ii) consideration which is other than securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five Business Days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within five Business Days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall within five Business Days select a third investment banking firm, which third firm shall make such determination, provided further, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the Fair Market Value of any non-cash consideration by the investment banking firm shall be binding upon the parties.

SECTION 5. Termination. Except for Section 4 hereof which shall terminate upon the expiration of all rights of Parent thereunder, this Agreement (including the irrevocable proxy granted in Section 3(a)(2)) shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. No party hereto shall be relieved from any liability for any intentional breach of this Agreement prior to any such termination.

SECTION 6. Additional Matters. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

SECTION 7. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and provided by facsimile, by a nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 7(b) prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 7(b) later than 5:00 p.m. (New York time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

if to the Stockholders, to the addresses set forth on Schedule A; and

if to Parent:

BAE Systems, Inc.

1601 Research Boulevard

Rockville, MD 20850

Telephone No.: (301) 838-6000

Facsimile No.: (301) 838-6925

Attention: Sheila C. Cheston, Esq.

with a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Telephone No.: (212) 474-1000

Facsimile No.: (212) 474-3700

Attention: Sarkis Jebejian, Esq.

(c) Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d) Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law of the Laws of the State of Delaware.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any attempted assignment in violation of this Section 7(h) shall be void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(i) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Consent to Jurisdiction; Waiver of Jury Trial.

(1) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court.

(2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(j)(2).

(k) Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such fees, costs and expenses.

[Signatures are on the following page(s)]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

BAE SYSTEMS, INC.

By:	/s/ Sheila C. Cheston
Name:	Sheila C. Cheston
Title:	Senior Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

Rajesh K. Soin

By:	/s/ Rajesh K. Soin

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

RIVAS ENTERPRISES LIMITED PARTNERSHIP III, an Ohio limited partnership

By:	Vimol, LLC, an Ohio limited liability company, its general partner

By:	/s/ Rajesh K. Soin
Name:	Rajesh K. Soin
Title:	Managing Member

SCHEDULE A

Name and Address of Stockholder	Number of Shares Owned as of the Date of the Agreement
Rajesh K. Soin	1,716,693[1]
33 W. First Street
Suite 200
Dayton, Ohio 45402
Telephone No.: (937) 252-9199
Facsimile No.: (937) 252-8240

Rivas Enterprises Limited Partnership III	3,896,194
33 W. First Street
Suite 200
Dayton, Ohio 45402
Telephone No.: (937) 252-9199
Facsimile No.: (937) 252-8240
Attention: Rajesh K. Soin

Total	5,612,887

[1]

Pursuant to a Security Agreement dated May 5, 2006 between National City Bank and Rajesh K. Soin, Mr. Soin pledged 1,000,000 of these Shares to National City Bank as security for indebtedness of Mr. Soin. Mr. Soin, however, continues to retain full voting power with respect to such pledged Shares.